Exhibit (b)(1)

To:

Banca Nazionale del Lavoro S.p.A.

Large Corporate Network

Via Rizzoli 26

40125 Bologna

Bologna, February 28, 2022

Dear Sirs,

We refer to your proposal received today, the contents of which we reproduce below in full as a sign of full and unconditional acceptance.

"To:

Alfasigma S.p.A.

Via Ragazzi del 99, no. 5
40133 Bologna

Bologna, February 28, 2022

Dear Sirs,
As a result of our understandings, we set out below the terms and conditions of our proposal in connection with a loan agreement, as further described below:

SUMMARY DOCUMENT

Amount	Euro 80,000,000.00.
Duration	36 months from the Signing Date
Annual Nominal Interest Rate

Variable according to 6-month Euribor or SOFR at Borrower's option increased by margin.

It is understood that if the Interest Rate applicable to a given Drawdown Duration, as a result of a negative detection of the Euribor or SOFR Benchmark, turns out to be less than zero, it will be assigned, limited to that Drawdown Duration, a value of zero. Calculation mode: actual with 360 base

Margin	Compared with the EURIBOR Benchmark: 0.60 percentage points per year. Compared with the SOFR Benchmark: 0.85 percentage points per year.

Pharmaceuticals with passion

ALFASIGMA S.p.A. Capital Stock € 10,000,000.00 R. C. and Tax Code - RIVA/VAT EN 03432221202	Registered Office & Headquarters 1- 40133 BOLOGNA Via Ragazzi del '99, 5 Ph. +39 0516489511 Fax+39 051388593	International Division 1-20124 MILAN Via Fabio Filzi, 29 Ph. +39 02642221 Fax +39 0264222344	Manufacturing Plant I - 65020 ALANNO (RE) Via Enrico Fermi, 1 Ph.+39 08585711 Fax +39 0858541625	Manufacturing Plant 1- 00071 POMEZIA(RM) Via Pontina, Km 30,400 Ph.+39 0691391 Fax+39 0691393980

Late Payment Rate	Equal to the Interest Rate increased by 2 percentage points and in any case within the maximum limit of the anti-usury threshold rate determined in the manner set forth in Article 2 of Law No. 108 of March 7, 1996 bearing "Provisions on Usury." Mode of calculation: actual with 360 base.
Type of depreciation	Revolving financing
Arrangement fee	Euro 120,000.00
Certification showing the outstanding debt	Euro 51.65
Early repayment count	Euro 51.65 (amount not due in case of payment of secretarial fees for settlement count). To be paid only if the Financing is not subsequently repaid.
Statement of existence of credit	103.29 Euros
Certification for auditing company	154.94 Euros
Secretarial fees for agreed change in agreement terms	Euro 516.46
Corporate changes, change of personal or collateral guarantees	Euro 516.46
Breakdown/reduction of financing	Euro 516.46
Installment collection	installment collection fee at the counter / from other banks Euro 5.00 installment payment by debiting the Bank's current account: free of charge
Takeover	In a variable amount with reference to the amount of financing, starting from 130 euros up to Euro 7,746.85. Financing amount up to Euro 500,000.00: 0.20%, from Euro 500,001.00 to Euro 2,500,000.00: Euro 1,000.00 + 0.15% of the portion exceeding Euro 500,000.00, over Euro 2,500,000.00: Euro 4,100.00 + 0.15% of the portion exceeding Euro 2,500,000.00.
Commitment Fee	The Borrower shall pay a commitment fee to be calculated on a semi-annual basis equal to 0.10% of the amount of the Financing not utilized from time to time by the Borrower, from the date of signing this agreement, until the end of the Availability Period.
Cancellation

At any time during the Availability Period, the Borrower shall have the right to cancel, partially or totally, the Financing Commitment, provided that:

the Borrower sends written notice to the Bank at least 10 Business Days before the date chosen for cancellation;

the cancellation, if partial, involves minimum amounts of 1,000,000.00 (one million/00) euros and integer multiples of that amount.

Any notice of cancellation, once sent to the Bank, will be irrevocable and will obligate the Borrower to make the cancellation on the date as selected above. Amounts subject to cancellation will cease to be available to the Borrower (resulting in a decrease in the maximum amount available, by an amount equal to the amount cancelled) and can no longer be subject to any use.

Sending communications	Paper format: Euro 1.00 for each communication sent to the Borrower and any Guarantors. Electronic format: free
Suspension of installment payments	Euro 30.00 except for suspension requests falling within the scope of specific institutional agreements, for which the rules therein will be applicable.
Taxes	The agreement is subject to registration, only in case of use, enunciation and voluntary registration under Presidential Decree 131/1986.

MEDIUM TO LONG-TERM LOAN AGREEMENT
between

-       BANCA NAZIONALE DEL LAVORO S.P.A. with its registered office in Rome, Viale Altiero Spinelli No. 30, registered as a bank and parent company of the B.N.L. Banking Group registered in the register of banking groups with the Bank of Italy, a company subject to the management and coordination of the sole shareholder BNP Paribas S.A. - Paris, share capital Euro 2,076,940,000.00 fully paid up, tax code and registration number with the Rome Companies Register No. 09339391006 (the "Bank"),

and

-       the company ALFASIGMA S.P.A . with registered office in Bologna (BO) Via Ragazzi del '99, 5, share capital Euro 10,000,000.00, tax code 03432221202 and registration number BO/518521 at the Register of Companies of Bologna (BO) (the "Borrower");

The following is agreed and stipulated.

WHEREAS:

A.            The Borrower has expressed the need to obtain financing on a medium-long term revolving basis in the maximum aggregate principal amount of 80,000,000.00 (eighty million/OO) (the "Financing") in order to provide itself with the necessary financial resources to support its needs related to general cash flow requirements, including the payment of any costs associated with the Financing (the "Purpose").

B.            The Bank, relying on the truthfulness and completeness of the economic, financial and legal data and information provided to it by the Borrower in connection with the latter, as well as on the representations and warranties made and commitments made in the Contract Documents grants the Borrower the Financing, under the terms and conditions specified below.

All of the above, the following is hereby agreed and stipulated.

Art. 1 (Premises, annexes and definitions)

The premises, agreement frontispiece summary document and annexes form an integral and substantial part of this agreement. All terms beginning with a capital letter have the same meaning as given to them in this agreement and in Annex 1 (Definitions).

Art. 2 (Amount and Purpose of Financing)

Subject to the terms and conditions set forth in this agreement, the Bank grants to the Borrower, who accepts, the Financing, up to a maximum amount of Euro 80,000,000.00 (eighty million/OO) (the "Financing Commitment"). The Borrower shall use the Financing exclusively for the Purpose. The Bank will not be required to verify that the Borrower's use of the Financing complies with the provisions.

Art. 3 (Conditions Precedent)

The Bank's obligation to make the Financing available is subject to the satisfaction in form and substance to the Bank’s reasonable fulfilment of the Conditions Precedent. The parties mutually acknowledge that the Conditions Precedent are not merely potestative in that they are provided for the purpose of carrying out the transactions contemplated by this agreement and are placed in the sole interest of the Bank, which, therefore, may decide to waive, in whole or in part, each of these conditions.

Article 4 (Modalities and terms of use)

1.	Subject to the occurrence, in form and substance to the Bank’s reasonable fulfilment, of the Conditions Precedent, the Bank shall, to the extent and in accordance with the terms set forth herein, make the disbursement of any Drawdown to the Borrower within the Availability Period by value date of the Utilization Date, if the following circumstances occur together:

A) by 1:00 p.m. (Italian time) on the 3rd (third) Business Day prior to the relevant Utilization Date, the Bank has received from the Borrower, by email, PEC, fax or hand delivery, a utilization request, signed by authorized signatory of the Borrower, conforming to the form set forth in Exhibit 4 Part I to this agreement (the "Utilization Request"); and

B) each Utilization Request, which shall be deemed irrevocable, shall contain the following:

(i)            the relevant Utilization Date, which (a) must coincide with a Business Day and (b) in any case, cannot be later than the relevant Availability Period;

(ii)            the Drawdown Duration in relation to the Drawdown requested, which may be 1, 3 or 6 months at the choice of the Borrower and the currency requested, which may be Euro or USD;

(iii)            the amount of the Financing requested to be disbursed (the "Drawdown Requested Amount"), shall not be less than Euro 1,000,000.00 (one million/00) and shall be in multiples of Euro 500,000.00 (five hundred thousand/00) or, if it is requested that the Drawdown be disbursed in USD, shall not be less than USD 1,000,000.00 (one million/00) and shall be in multiples of USD 500,000.00 (five hundred thousand/00);

(iv)            the Drawdown Requested Amount may not exceed the Financing Commitment less the amounts of the outstanding Drawdowns (including those subject to total or partial renewal), also in light of the USD/Euro conversion of any Drawdowns disbursed in USD, made on the date on which the disbursement of a new Drawdown is requested;

(v)            irrevocable instructions to the Bank to credit the Required amount of the Drawdown to the Bank Account.

2.	Amounts under the Financing for which a Utilization Request has not been made by the end of the Availability Period will be deemed revoked and will no longer be usable by the Borrower.

3.	The Borrower has the right to request renewal, in part or in full, for a duration equal to the Drawdown Duration and for amounts in any case not less than Euro 1,000,000.00 (one million/00) and in any case for multiples of Euro 500.000.00 (five hundred thousand/00) or, if renewal of a Drawdown disbursed in USD is requested, for amounts not less than USD 1,000,000.00 (one million/00) and in any case for multiples of USD 500,000.00 (five hundred thousand/00), of Drawdowns already disbursed. The Bank, will proceed with the renewal of a Drawdown if the following circumstances occur jointly:

A) by no later than 1:00 p.m. (Italian time) on the 3rd (third) Business Day prior to the proposed renewal date, Bank has received from Borrower, by email, PEC, facsimile or hand delivery, the relevant request, which shall be irrevocable, for renewal in accordance with the form set forth in Exhibit 4 Part II to this Agreement (the "Renewal Request"), containing the particulars and insertions set forth in paragraph 1 above, to the extent consistent with the renewal and signed by authorized signatory of the Borrower; and B) the Conditions Precedent have occurred;

C) the amount for which partial and total renewal is requested, when added to the amounts of the outstanding Drawdowns (including those subject to total or partial renewal), is not greater than the Financing Commitment, also in light of the USD/Euro conversion of any Drawdowns disbursed in USD, made on the date on which renewal is requested.
It is understood that for the purpose of calculating interest, renewal of Drawdowns is to be treated as equivalent to reuse and that the value date of renewal will be that of the Drawdown Maturity Date, with respect to the Drawdown being renewed.

4.	Notwithstanding any provision to the contrary herein, the Drawdown Duration, with respect to each outstanding Drawdown, shall end no later than the Final Maturity Date.

5.	If the Borrower intends to repay a Drawdown prior to the Drawdown Maturity Date, it shall give at least 5 (five) Business Days' notice to the Bank and shall pay, together with the repayment of principal and payment of interest in respect of the Drawdown repaid early, an indemnity as of now conventionally determined in an amount equal to the difference, if any, between:

- the interest (net of margin) that would have been received by the Bank from the date of early repayment until the date of expiration of the Drawdown Duration originally scheduled;

- interest at the rate determined by the Bank as of the date of early repayment of the Drawdown as the rate of redemption in the financial market of a financing having the same amount and duration as those of the Drawdown repaid, for the period between the date of early repayment and the originally scheduled Drawdown Maturity Date. It is understood that except for the indemnification described above, the Borrower will not be required to incur or pay any costs or penalties as a result of the early repayment of a Drawdown

6.	The Borrower undertakes to pay the Bank, concurrently with the Signing Date, an arrangement fee of Euro 120,000.00 (one hundred and twenty thousand/00) (the "Arrangement Fee").

7.	The Borrower shall pay a commitment fee to be calculated on a semi-annual basis equal to 0.10% of the amount of the Financing not utilized from time to time by the Borrower, from the Signing Date, until the end of the Availability Period (i.e., the date on which the Financing has been fully revoked or cancelled pursuant to the following paragraph). Such fee shall be paid in arrears (i) on a semi-annual basis from the date of subscription, (ii) on the last day of the Availability Period, and (iii) in the event of full revocation or cancellation of the Financing, on the date on which such revocation or cancellation became effective under this agreement.

8.	At any time during the Availability Period, the Borrower shall have the right to cancel, in part or in full, the Financing Commitment, provided that:

the Borrower sends written notice to the Bank at least 10 Business Days before the date chosen for cancellation;

the cancellation, if partial, involves minimum amounts of 1,000,000.00 (one million/00) euros and integer multiples of that amount.

Any notice of cancellation, once sent to the Bank, will be irrevocable and will obligate the Borrower to make the cancellation on the date as selected above. Amounts subject to cancellation will cease to be available to the Borrower (resulting in a decrease in the maximum amount available, by an amount equal to the amount cancelled) and can no longer be subject to any use.

9.	The Borrower shall cause that in each 12-month period commencing January 1, 2023, for a period of at least 5 (five) consecutive Business Days the principal exposure arising from the Drawdowns, shall be less than or equal to an amount corresponding to 50% (fifty percent) of the Financing Commitment (the "Clean Down") it being understood that between one Clean Down and the one immediately following, a period of time equal to at least 6 (six) months shall elapse.

Article 5 (Interest Rate and Late Payment Interest)

1.	The Borrower shall pay in arrears on the relevant Drawdown Maturity Date and with equal value date the interest accrued from time to time on each Drawdown, at the Interest Rate, in respect of the period between the relevant Utilization Date (exclusive) and the relevant Drawdown Maturity Date (inclusive).

2.	The amount of interest in respect of each Drawdown for each Drawdown Duration shall be (i) calculated by the Bank by the number of actual elapsed days included in the Drawdown Duration divided by 360 (three hundred and sixty) and (ii) shall be contemporaneously communicated in writing together with the applicable Interest Rate, by the Bank to the Borrower within 2 (two) Business Days following the receipt of the relevant Utilization Request or, as the case may be, Renewal Request and, in any event, no later than the relevant Utilization Date or, in the case of a Renewal, no later than the Expiration Date of the relevant Drawdown.

5.	In the event of late payment of any sum due for any reason whatsoever, for principal, interest, expenses, and incidentals, in dependence of this agreement, interest shall be due from the Borrower to the Bank, from the day following the day on which such sums were due to be paid until the date of actual payment, calculated at the Late Payment Rate, calculated for the actual number of days elapsed based on a year of 360 (three hundred and sixty) days, not subject to periodic capitalization.

6.	Late Payment Interests shall commence as of right, without the need for any intimation or notice of default, but by the mere fact of the expiration of the terms, without prejudice to the Bank's right to deem the Borrower to have forfeited the benefit of the term or to terminate the agreement and to obtain, therefore, full reimbursement of the sums owed to it for outstanding principal, interest, expenses and accessories, and greater damages ascertained and resulting from the aforementioned defaults in accordance with the terms and conditions set forth in Clause 10 (Material Events) of this agreement.

7.	It is understood that the rates charged by the Bank (including the Late Payment Rate), calculated in accordance with the applicable provisions of Law (and, therefore, including any cost, commission, or other charge required for the purpose of verifying compatibility with the regulations cited below), may in no case be higher than the anti-usury threshold rate determined with the modalities set forth in Article 2 of Law No. 108 of March 7, 1996 bearing "Provisions on Usury," and therefore-in the event that the calculation results in the said threshold rate being exceeded-these rates are to be considered automatically reduced to the maximum limit allowed by the applicable regulations.

Article 6 (Repayment of Financing)

1.	The Borrower agrees to repay, in one lump sum, the full amount of each Drawdown disbursed to it on the relevant Drawdown Maturity Date. Amounts of Drawdowns repaid on the relevant Drawdown Maturity Dates may be reused or renewed by the Borrower in accordance with the terms, and subject to the limits and conditions, set forth in this agreement by the maturity date of the Availability Period, provided that, notwithstanding any provision of this agreement to the contrary, Drawdowns outstanding on the Final Maturity Date shall be repaid, in a lump sum, on the Final Maturity Date.

2.	In case of renewal of the amounts of a previous Drawdown, where the amount being renewed is of amount:

(i) less than that of the previous Drawdown, the Borrower shall repay the difference on an Drawdown Maturity Date related to the previous Drawdown;

(ii) coinciding with that of the previous Drawdown, no refund or disbursement will take place;

subject, in each case, to the obligation of the Borrower to pay, on the relevant Drawdown Maturity Date, the interest from time to time accrued ON the Drawdown.

Article 6a (Mandatory early repayment and cancellation of the Financing - Change of Control - (Illegality))

1.	Upon the occurrence of a Change of Control, the Financing shall be terminated and the Borrower shall repay in full all amounts disbursed under the Loan and pay interest, fees, and any other amounts due to the Bank under the Contract Documents.

2.	In the event that the Bank becomes aware that, as a result:

(a) Of new statutory or regulatory provisions promulgated after the Signing Date; and/or

(b) Of new provisions or measures of judicial, administrative or supervisory authorities issued

(c) successively to the Signing Date;

its participation in the Financing or the performance of its obligations under the Contract Documents violate legal provisions applicable to it, the Bank itself shall promptly notify the Borrower in writing.

Following such notice, the Bank and the Borrower shall use their best efforts, acting in good faith and without cost to the Borrower, to adopt all reasonably identifiable solutions to remedy the consequences related to the foregoing, it being understood that if this is not possible and agreement is not reached on the contractual modifications necessary to preserve this agreement and/or its effects, the Financing shall be revoked and the Borrower shall repay in full all amounts disbursed under the Financing and pay interest, fees, and any other amounts due to the Bank pursuant to the Contract Documents, no later than:

(d) Twenty (20) Business Days after receipt by the Borrower of such notice; or, if later

(e) Within the maximum period allowed by the relevant statutory or regulatory provision or measure applicable.

3.	The amounts thus repaid in advance by the Borrower, once received by the Bank, will be charged in the following order:

(i) First, to the reimbursement of expenses owed by the Borrower under this agreement;

(ii) secondly to the payment of interest (including interest on late payments) accrued on the amounts subject to early repayment;

(iii) Third, to the repayment of Drawdowns.

Art. 6b (Mandatory early repayment of Drawdowns)

If as a result of the USD/Euro exchange rate, as verified by the Bank from time to time, the total amount of Drawdowns disbursed by the Bank to the Borrower exceeds the Financing Commitment, the Borrower shall make early repayments of part of the outstanding Drawdowns in the amount necessary to ensure that the total amount of Drawdowns disbursed does not exceed the Financing Commitment.

Article 7 (Miscellaneous charges and expenses in favor of the Bank - Taxes and fees)

1.	The Borrower shall bear directly, the total duly documented amount of costs and expenses (including legal fees in the separately agreed amount and notary fees) reasonably incurred by the Bank in connection with the negotiation, drafting, signing of the Contract Documents. Borrower shall reimburse Bank, the aggregate amount duly documented of (i) the costs, fees and, in the amount separately agreed, legal, notary or other advisors' fees reasonably incurred by Bank in connection with the negotiation, drafting, and signing of any Contract Documents executed after the Signing Date and to any modification, waiver, or consent required by, or on behalf of, the Borrower or specifically permitted by this Agreement; and (ii) of the costs and expenses (including legal and notary fees) incurred by the Bank in connection with the protection or enforcement of any rights to which it is entitled under the Contract Documents.

2.	Except as provided in Article 11 hereof and unless the liability is a consequence of the voluntary registration of one or more documents of the Contract Documents by the Bank (except where such voluntary registration is necessary for the purpose of ascertaining, exercising, enforce or make valid, effective or enforceable any rights arising in respect thereof under this Agreement), the Borrower shall bear the charges relating to all stamp and registration taxes and other Fees of a similar nature applicable in connection with the making, execution or enforcement of the Contract Documents.

3.	Except as provided in paragraph (4) below, the Borrower agrees to indemnify and hold the Bank harmless against any and all costs, losses, charges or liabilities of a fiscal nature (by way of principal, interest and any sanctions incurred by the Bank), from time to time arising, which the Bank may incur, even after full repayment of all sums due under the Contract Documents, in connection with payments received or to be received under the Contract Documents, provided that they are reasonably incurred and duly documented.

4.	The provisions of paragraph (3) above shall not apply: (a) with respect to Fees paid by Bank calculated by reference to taxable income (i.e., those that are referable to an equivalent aggregate tax base as defined in the relevant national income tax provisions including but not limited to IRAP) or (b) where the cost, loss, charge or liability of a tax nature is offset by the Borrower under another provision of this Agreement or other document belonging to the Contract Documents (or would have been if an exception to such provision did not apply); or (c) by reference to a FATCA Withholding. In the event that the Bank believes that it is entitled to indemnification under paragraph (3) above, it shall promptly notify the Borrower of the event that gave or will give rise to such indemnification.

5.	All payments to be made by the Borrower to the Bank pursuant to the Contract Documents shall be made without Tax Withholding Tax, excluding Withholding Tax required by Law. If either party to this agreement becomes aware that the Borrower is required to make a Withholding Tax (i.e., changes in the tax base), it will promptly notify the other party to this agreement. If the application of a Withholding Tax is required by Law, the amount to be paid by the Borrower to the Bank shall be increased by an amount (the "Additional Amount") such that the amount received by the Bank (net of the Withholding Tax, including any Withholding Tax related to the Additional Amount) is equal to the amount the Bank would have received in the absence of the Withholding Tax. No Additional Amount shall be payable by the Borrower in respect of any Withholding Tax applicable on payments due under this agreement if, on the date on which the payment is due, the Bank: (a) is not or has ceased to be a Qualified Bank for reasons other than a change to (or in the interpretation or application of) a provision of law or regulation or a double tax treaty or in the official practice of the competent tax authority occurring after the date on which it became a party to this agreement; (b) while identifying itself as a Qualified Bank within the meaning of subparagraphs (c) and (d) of the definition of "Qualified Bank" set forth in this agreement, has failed to timely provide the Borrower with the documentation and/or information set forth in paragraph (6) below.

6.	If the Bank identifies itself as a Qualified Bank under (c) or (d) of the definition of "Qualified Bank" herein, it agrees to cooperate with and provide to the Borrower, within 5 Business Days prior to the interest payment date under this agreement, any certification, document, affidavit, and/or information necessary for the Borrower to be able to make said payments without application of any Withholding Tax.

7.	In the event that the Borrower has made a Tax Indemnity or Additional Amount Payment and the Bank determines in good faith that: (a) the Tax Indemnity or the payment of the Additional Amount resulted in a Tax Credit; and (b) the Bank utilized such Tax Credit, the Bank shall pay to the Borrower an amount equal to the amount of the actual benefit that accrued to the Bank from the utilization of the Tax Credit, so that the Bank is, after paying such amount to the Borrower, in the same situation as it would have been in the absence of the circumstances giving rise to the Tax Indemnity or the payment of the Additional Amount.

8.	All amounts due from the Borrower under this agreement (including amounts due for indemnification or reimbursement) shall be exclusive of Value Added Tax (or other Fees of a similar nature) that may be applicable to the same. The Financing transaction referred to in this agreement constitutes a transaction falling within the scope of VAT as an exempt transaction, pursuant to Articles 3 and 10, Paragraph 1, No. 1 of Presidential Decree. October 26, 1972, No. 633 ("VAT Decree").

9.	Either party to this agreement may apply the FATCA Withholding required by the FATCA Regulations, and make the required payments in connection with the FATCA Withholding, and neither party to this agreement shall be obligated to increase the payment subject to the FATCA Withholding or otherwise indemnify the recipient of the payment made in connection with the FATCA Withholding. Each party to this agreement who has knowledge of its obligation to apply a FATCA Withholding in connection with a payment due from it (or of changes in the rate of FATCA Withholding) shall promptly notify the party receiving the payment, the Borrower and the Bank.

10.	The parties agree that the option is not exercised in favor of the application of the substitute tax for transactions related to medium- and long-term financing under the combined provisions of Articles 15 and 17 of Presidential Decree. September 29, 1973, No. 601, as amended and supplemented. Accordingly, this agreement and related acts shall be subject to ordinary taxes.

This agreement is subject to registration only in case of use, enunciation and voluntary registration under Presidential Decree. 131/1986.

Article 8 (Representations and Warranties of the Borrower)

The Borrower represents that (i) No Material Event or Material Adverse Event is continuing, (ii) no payment obligation in favor of the Bank arising out of the Contract Documents is postponed or subordinated to any unsecured obligation assumed by the Borrower and each obligation will rank at least equally with the rights of all other unsecured creditors of the Borrower (iii) the Borrower, nor any of its subsidiaries, nor any of their respective directors and/or officers, nor, to the best of the Borrower's knowledge, any of their respective investees or affiliates, or any of their respective agents or employees, is, currently, or, has been, engaged in any activity, or engaged in any conduct, which violates any law regulation or standard, relating to anti-bribery, anti-corruption or anti-money laundering, in any applicable jurisdiction, and (vi) neither the Borrower, nor any of its subsidiaries, nor any of their respective directors and/or officers, nor, to the best of the Borrower's knowledge, any of their respective investees or affiliates, or any of their respective agents or employees, is a natural person legal entity, or an entity ("Person") that is, or is owned, or controlled, by a Person that (a) is the subject of, or the recipient of, a Sanction ( "Sanctioned Person") or (b) is located, incorporated, or resident in a nation, or territory, that is, or whose government is, subject to Sanctions, which broadly prohibit dealings with such government, nation, or territory (a "Sanctioned Country").

These representations shall be deemed to have been made and/or repeated by the Borrower on the dates of subscription, disbursement and repayment of Financing and shall be true, accurate, complete and correct with reference to the circumstances existing at the time they are made and/or repeated.

Article 9 (Borrower’s Undertakings)

1.	The Borrower shall promptly inform the Bank of the occurrence or potential occurrence of any Material Event of which it has become aware, and, in such case, provide the information concerning its financial position requested by the Bank and deliver the Financial Documentation.

2.	The Borrower shall ensure that the Borrower's obligations under the Contract Documents shall not be conventionally subordinated to its obligations to other lenders, present or future, subject to the privileges of Law.

3.	The Borrower agrees not to undertake directly or indirectly, any extraordinary transactions (merger, demerger, increase or reduction of share capital or purchase of treasury shares) that may entail a Material Adverse Effect, without the prior consent of the Bank, which shall not be unreasonably withheld and in any case without prejudice to any transaction of purchase of treasury shares that the Borrower shall have the right to undertake for a maximum amount not exceeding the amount provided for from time to time in its bylaws.

4.	The Borrower shall preserve the validity of its Intellectual and Industrial Property as well as take all acts reasonably necessary to protect the Intellectual and Industrial Property to the extent necessary to avoid a Material Adverse Effect.

5.	The Borrower agrees to subordinate and subordinate any shareholder loans (or from subsidiaries or affiliates of the same), both capital and interest, with respect to full repayment of Financing.

6.	The Borrower agrees that at all times its consolidated financial statements shall be audited and the auditors shall be PWC, Ernest & Young, KPMG or Deloitte & Touche or any other leading auditing firm engaged by the Borrower.

7.	The Borrower undertakes to maintain the Accounting Standards, to maintain licenses, permits, authorizations and/or concessions and licensing agreements, including through the renewal and extension of existing ones, necessary for the conduct of its activities as carried out from time to time, to maintain insurance coverage, and undertakes to ensure that fees due are paid within the terms of the law.

8.	The Borrower undertakes that as of each Reference Date, as of the balance sheet ending 12/31/2022, all Financial Covenants set forth below (the "Financial Covenants"), as defined in Annex 1 - Part Two (Definitions), will be met.

(i)	Ratio of Net Financial Debt to EBITDA less than or equal to 2.50 times throughout the term of this agreement.

(ii)	Ratio of Net Financial Debt to Shareholders' Equity less than or equal to 2.00 times throughout the term of this agreement.

Each Financial Constraint will be recognized on a semi-annual basis, starting with the values resulting from the Consolidated Financial Statements of the Borrower's Group as of 12/31/2022. To this end, the Borrower agrees to deliver to the Bank, at the same time as sending the above financial statements, a Compliance Certificate signed by the Borrower's legal representative and accompanied by a report signed by the relevant auditors.

Failure to comply with even one of the above parameters may be remedied by payment of Equity to the Borrower within 15 Business Days of delivery to the Bank of the Compliance Certificate showing the violation. This option may be applied no more than twice during the life of the Financing, and in any case not consecutively.

9.	The Borrower agrees (i) not to use, directly or indirectly, the proceeds from any collection or payment and (ii) not to finance, confer, or otherwise make available proceeds to any subsidiary, joint venture partner, or other Person, (a) for the purpose of financing an activity of, or transaction with, a Person, or in a state or territory, that is a Sanctioned Person or a Sanctioned Country or (b) in any other manner that results in a violation of Sanctions by a Person.

10.	During the period in which the amount of the Financing disbursed and not repaid exceeds Euro 60,000,000, the Borrower may not establish or maintain any Encumbrances aimed at guaranteeing obligations of a financial nature of its own and/or of one or more companies of the Group for a total amount exceeding Euro 150,000,000.00 (one hundred and fifty million/00).

Art. 10 (Material Events)

It is expressly agreed that the occurrence of any of the circumstances referred to in Article 1186 C.C., to which the following events are conventionally equated, shall constitute cause for the Borrower's forfeiture of the benefit of any term established in this agreement:

(a)            the convening or meeting of the board of directors or shareholders' meeting of the Borrower to resolve the submission of an application for admission to any applicable Insolvency Proceedings or the liquidation, dissolution, transfer of assets to its creditors pursuant to Articles 1977 et seq. of the Civil Code or other applicable procedure having similar effects;

(b)            the filing by any third party of an application seeking the admission of the Borrower to any applicable Insolvency Proceedings or liquidation or dissolution or other applicable proceeding having similar effect, unless the Bank has received satisfactory evidence that such application is challenged diligently and in good faith with appropriate remedies at Law and with a reasonable likelihood of success and, in any event, such claim is rejected, withdrawn, dismissed (including by a deed of desistance) or declared inadmissible within 90 (ninety) days from the date of its filing;

(c)            the Borrower is in a State of Insolvency or is subject to an applicable Insolvency Proceeding.

Without prejudice to any remedy permitted under applicable Law and this agreement, this agreement shall terminate as of right, at the initiative and at the discretion of the Bank, pursuant to Articles 1454 and/or 1456 of the Civil Code upon the occurrence of any of the following circumstances:

(a)            the Borrower fails to make timely payment of any amount due from it under this Agreement, on the terms and in the manner specified herein unless the failure to pay is due solely to technical or administrative errors in the transmission of funds and is made within 5 (five) Business Days after the due date;

(b)            the Financing is used by the Borrower, in whole or in part, for a purpose other than the Purpose;

(c)            at any time any commitment or obligation set forth in the Contract Documents is not exactly and punctually performed by the Borrower and such breach, if amenable to cure, is not cured within 15 (fifteen) Business Days from the earlier of the date on which the Bank gave notice of the breach to the Borrower and the date on which the Borrower had actual knowledge of such breach;

(d)            any of the representations and warranties made or to be deemed to have been expressly repeated by the Borrower in, and pursuant to, the Contract Documents were or are found to have been incomplete, untrue, inaccurate, inexact or misleading at the time they were made or deemed to have been repeated and, if the circumstances giving rise to such untrue, inaccurate, inexact or misleading are susceptible to be remedied, such circumstances are not remedied within 15 (fifteen) Business Days from the earlier of the date on which the Bank gave notice about the untruthfulness of the relevant representations and the date on which the Borrower becomes aware of such untruthfulness.

Without prejudice in any way to the configurability of the events referred to in this article as events of forfeiture within the meaning of Article 1186 C.C., it is expressly agreed that the Bank may withdraw from this agreement pursuant to Article 1845 C.C., upon the occurrence of any of the following circumstances, and the parties expressly agree that any one of the following of the events provided for in this article shall qualify as just cause for the purposes of Article 1845 of the Civil Code:

(a)	the Borrower ceases to carry on or communicates in writing that it will cease the activities it has from time to time carried on or commences a characteristic activity that is substantially different from those referred to in its current corporate purpose;

(b)	is demanded from the Borrower by the relevant creditor(s) to repay any financial debt included in the definition of Financial Debt and in an amount exceeding Euro 10,000,000.00 (ten million/00) before the originally scheduled maturity, as a result of a representation of forfeiture and/or termination and/or withdrawal by such creditor(s) caused by a default of the Borrower on one or more payment obligations or financial obligations;

(c)	enforcement proceedings are commenced involving assets of the Borrower in an amount or value in excess of Euro 5,000,000 unless (i) the Borrower demonstrates that it has sufficient financial resources to meet the payments in respect of which such enforcement proceedings have been commenced; or (ii) it is demonstrated, in the opinion of the Bank, that the enforcement proceedings are manifestly unfounded;

(d)	any Material Adverse Event has occurred, in the Bank's reasonable judgment;

(e)	if the auditing firm or board of auditors expresses an adverse opinion on the financial statements of the Borrower, due to irregularities found, or issues a statement of inability to express an opinion on such financial statements;

(f)	invalidity, ineffectiveness or termination of the Agreement is declared or an action is brought to that effect;

(g)	there has been a suspension, interruption or change in the characteristic activity of the Borrower such that a Material Adverse Effect has occurred;

(h)	there has been a worsening of the Borrower's credit grounds such as to result in a Material Adverse Effect;

The Bank will inform the Borrower about its intention to exercise the rights provided in this Article by a notice sent to the Borrower by registered letter with return receipt or PEC. After 15 Business Days from the receipt of such notice by the Borrower, the Financing shall be revoked and the Borrower shall immediately repay to the Bank the amounts not yet repaid together with interest, including interest on late payments, plus expenses, costs and fees and any other amount due.

Art. 11 (Assignability)

The Borrower shall not assign its rights and obligations under this agreement without the prior written consent of the Bank.

The Bank may assign, in whole or in part and at any time, this agreement, its rights and obligations hereunder, or assign, in whole or in part, its claims against the Borrower and arising from this agreement in favor of banks, financial institutions and securitization special purpose vehicles pursuant to and in accordance with Law No. 130 (as subsequently amended), only with the prior written consent of the Borrower (which shall not be unreasonably withheld or delayed and shall be deemed to have been given unless expressly denied within 15 (fifteen) Business Days of the relevant written request by the Bank). In any case, it is understood that the Bank shall have the right to freely transfer and/or pledge its rights and obligations under this agreement as part of financing transactions concluded by the Bank with the European Central Bank and/or the Bank of Italy.

Any Fees that may be applicable to the assignments referred to in this article and any related costs and expenses (including any legal and notary fees) shall not be borne by the Borrower unless such assignment has occurred when a Material Event is in place

Article 12 (Miscellaneous Provisions)

Essential term: the terms provided in this agreement are to be considered essential both with reference to the dates and periods of time mentioned therein, and with reference to the dates and periods of time that may be modified under this agreement or by written agreements made between the parties except for any extensions granted in writing by the Bank to the Borrower.

Amendments and Tolerances: the Contract Documents may be amended only by an act signed by all parties to this agreement and, in particular, by persons having the necessary powers of representation of the parties. Therefore, any tolerance, even repeated, of non-performance or delayed performance of the same or different contractual obligations can in no way be interpreted as tacit modification of the corresponding covenants.

Proof of credit: Bank statements, records and in general accounting findings will always constitute full proof in any forum and for all purposes of the claims claimed by the Bank against the Borrower in dependence of this agreement.

Partial Invalidity: the fact that, at any time, any of the provisions of the Contract Documents are illegal, invalid or unenforceable shall not affect the legality, validity and enforceability of the remaining contractual provisions. Payments: unless otherwise determined by the Bank, any payments made by the Borrower will be charged first to reimbursement of expenses, then to interest, including interest on late payments, and finally to principal. The Bank will have the right to refuse payments from third parties.

Offsetting: all payments due by the Borrower shall be made in their full amount, the Borrower being expressly precluded from offsetting its debts against any claim it has against the Bank for any reason whatsoever.

Article 13 (Communications)

Any communication to be made pursuant to the Contract Documents shall be in writing and may be made by registered letter with return receipt or e-mail or PEC, to the following addresses of the parties, to be considered for all purposes their domiciles, or to those subsequently indicated in writing by registered letter with return receipt or by fax or e-mail by each of the parties:

For the Borrower, to:

Alfasigma S.p.A.

99 Boys Street, No. 5

40133 Bologna

Tel: + 39 051 6489511

PEC: alfasigmaspa@legalmail.it

e-mail: stefano.pasi@alfasigma.it

For the Bank, to:

Banca Nazionale del Lavoro S.p.A.

Largo Corporate Network Via Rizzoli 26, 40125 Bologna (BO)

Tel: +39 366 7603479 - +39 3355311186 - +39 3471495134

PEC: DCOR.BKG.CENTROLCBOLOGNA@pec.bnlmail.com

e-mail: roland.moser@bnpparibas.com - giovanni.simonetti@bnpparibas.com - franco.ceroti@bnpparibas.com

Article 14 (Applicable Law Jurisdiction - Complaints)

The parties to this agreement choose to apply Italian law to this agreement. The Court of Milan shall have exclusive jurisdiction in relation to any dispute arising from this agreement, including those relating to termination or invalidity, to the exclusion of any other forum, except for the non-derogable exclusive forums provided for in the Code of Civil Procedure.

For any disputes relating to the interpretation and application of this agreement, the Borrower may submit a complaint to the Bank's Complaints Office, Viale Altiero Spinelli 30, 00157 Rome, e-mail address reclami@bnlmail.com, certified e-mail address reclami@pec.bnlmail.com, which responds within 60 days of receipt.

Without prejudice to the right to make a complaint to the Bank of Italy, if the Borrower is not satisfied or has not received a response within 60 days, before resorting to the judicial authority, she may alternatively:

-         Activate at accredited conciliation bodies, including the Conciliatore Bancario Finanziario - Association for the resolution of banking, financial and corporate ADR disputes (www.conciliatorebancario.it) ( the "Conciliatore Bancario Finanziario") - whatever the value of the dispute, either jointly with the Bank or independently, a conciliation procedure in order to find a settlement with the Bank for the resolution of disputes relating to the relationship. This is without prejudice to the right to appeal to the courts in the event that conciliation is concluded without reaching a settlement;

-         Refer to the Banking and Financial Arbitrator (the "ABF"), which is the competent body for disputes relating to transactions or conduct after January 1, 2009 (as of October 1, 2022, no disputes relating to transactions or conduct prior to the sixth year prior to the date of the referral may be referred to the ABF), and provided that no more than 12 months have elapsed since the complaint was submitted to the Bank. It is understood that disputes for which the statute of limitations has expired under the general rules cannot be submitted to the ABF. AII disputes involving the establishment of rights, obligations and faculties may be submitted to ABF, regardless of the value of the relationship to which they relate. If the Borrower's claim relates to the payment of a sum of money for any reason, the dispute falls under the jurisdiction of the ABF provided that the amount claimed does not exceed 200,000 euros. You can find out how to apply to the ABF at www.arbitrobancariofinanziario.it, ask at Bank of Italy Branches or at the Bank. The decisions of the ABF are not binding on the parties, who always have the right to appeal to the courts, always taking into account what is specified below;

-         Activate at the Conciliatore Bancario Finanziario, whatever the value of the dispute, an arbitration procedure (pursuant to Articles 806 et seq. of the Italian Code of Civil Procedure), in accordance with the Regulations issued by it, which can be consulted on the aforementioned site.

In any case, the Borrower, in order to sue the Bank before the ordinary court, must first alternatively: - Carry out the compulsory mediation attempt, provided for and regulated by D.Lgs. 28/2010 (as amended by Law 98/2013), resorting to one of the mediation bodies listed in the appropriate register (including the Conciliatore Bancario Finanziario);

-         Experiencing the procedure in front of the ABF.

For more information on ABF, the "Practical Guide On Financial Banking Arbitration" can be consulted at www.arbitrobancariofinanziario.it and at Bank Branches.

Article 15 (Transparency)

The parties declare that this agreement:

i. was negotiated on an individual basis between the Borrower and the Bank with respect to each article, clause, premise and annex (including through, inter alia, exchange of drafts and communications as well as participation in meetings with relevant advisors);

ii. do not contain references to general terms and conditions; and iii. were not entered into through modules or forms.

(b) The parties also mutually acknowledge that Articles 1341 and 1342 of the Civil Code do not apply to the Contract Documents. Therefore, what is provided for under Section II (Advertising and pre-contractual information) of the "Provisions on the transparency of banking and financial transactions and services in force from time to time, issued by the Bank of Italy in execution of the CICR resolution of March 4, 2003, does not apply to the activities carried out by the Bank in connection with the execution of this agreement, since it was the subject of individual negotiations punctual in all their provisions.

Annex 1 - DEFINITIONS
Part one

"Adjustment": means, in the case of substitution of the Benchmark, an adjustment of the margin aimed at eliminating, or reducing, the economic loss incurred for one of the parties due to the substitution of Euribor, consequently, to ensure that the Replacement Reference Rate is equivalent to Euribor on the date of its substitution. The Adjustment represents a fixed value agreed upon between the Bank and the Borrower that can be either increasing or decreasing the Margin.

"Drawdown" means a Drawdown or utilization disbursed under the Financing or renewed under this agreement. "Compliance Certificate" means the compliance certificate drawn up according to the text in Annex 3 (Compliance Certificate).

"Qualified Bank" means an entity that is the beneficial owner of payments of interest or equivalent income made for the purposes of this agreement and that is:

(a)            a credit institution, insurance company, institutional investor or other financial institution authorized to conduct banking or financial business in Italy pursuant to D.lgs. September 1, 1993, No. 385 or D.lgs. Feb. 24, 1998, No. 58, resident for tax purposes in Italy pursuant to Art. 73 of the TUIR and not acting for the purposes of this agreement through a permanent establishment located abroad; or

(b)            a credit institution or other financial institution authorized to carry on banking or financial business in Italy, not resident for tax purposes in Italy, acting through a permanent establishment in Italy for which any payment received under the Contract Documents qualifies as business income within the meaning of Articles 81,151 and 152, first paragraph, of the TUIR; or

(c)            a credit institution or other financial institution authorized to carry on banking or financial business in Italy, not resident for tax purposes in Italy, not acting for the purposes of this agreement through a permanent establishment in Italy, and which has entered into a double tax treaty with Italy pursuant to which it is entitled to receive interest payments from a person resident in Italy without a Withholding Tax and which is entitled to benefit from that treaty; or

(d)            A person who, pursuant to Article 26, Paragraph 5-bis of Presidential Decree No. 600 of September 29, 1973, as amended and supplemented from time to time, is entitled to receive payments of interest or equivalent income made by the Borrower under this agreement without application of any Withholding Tax; or

(e)            Any person to whom an interest payment can be made without Withholding Tax imposed by Italian law.

"Reference Banks": means four of the major banks in the interbank market in the area related to Euribor (excluding, for this purpose, the Bank and its group to which it belongs).

"Change of Control": means the circumstance according to which the Reference Shareholder ceases to hold, at any time, directly or indirectly, an interest equal to 50.01% of the share capital of the Borrower representing, at any time, a majority of the votes eligible to approve resolutions in the ordinary and (on first call) extraordinary meetings of the Borrower and such as to determine the appointment of a majority of the members of the board of directors of the Borrower, without prejudice in any case to the right of veto provided in favor of the "B Shareholders" (as defined under the Bylaws of the Borrower in effect on the Signing Date) as provided in the bylaws of the Borrower in effect on the Signing Date.

"Event of Permanent Absence of Quotation" means, in relation to the Benchmark, the occurrence of any of the following events:

a.	Any interruption to the quotation of the Benchmark and any material change in its method of calculation; or

b.	The failure of the Benchmark to be quoted, or the absence of publication, that persists for a period of at least 20 consecutive Business Days; or

c.	The issuance of a disposition or notice by the entity administering the Benchmark, or otherwise competent, having as its object the permanent, or indefinite, cancellation of the detection of the Benchmark; or

d.	An appropriate body, legislature, or other official entity prohibits the use of the Benchmark or indicates that its use is subject to restrictions or sanctions; or

e	The absence or cancellation of the necessary authorizations to the entity administering the Benchmark, the absence or cancellation of the Benchmark or its administrator from any official records.

"Code" means the U.S. Internal Revenue Code of 1986.

"Conditions Precedent": means the conditions precedent set out in Annex 2 (Conditions Precedent).

"Tax credit" means an accrued credit or tax relief against the payment of a Tax (i.e., refund thereof).

"Reference Date": means 12/31 of each year, in the presence of half-yearly also 30/06 of each year.

"Drawdown Maturity Date " means, with respect to each Drawdown, the last day of the relevant Drawdown Duration provided that, if such date does not fall on a Business Day, reference shall be made to (i) the first Business Day immediately following such date or (ii) the Business Day immediately preceding such date, if the first Business Day immediately following such date falls in the following calendar month.

"Final Maturity Date": means February 28, 2025.

"Signing Date": means the date of signing this agreement.

"Utilization Date": means each date, within the Availability Period, on which a Drawdown is made or renewed. "Contract Documents": means this agreement with its annexes and/or deed of receipt, requests for use/renewal and any amending/supplementing acts of the same.

"Financial Documentation ": means (i) the annual financial statements of the Borrower Company and, if applicable, the consolidated financial statements of the Group, duly approved and, if applicable, certified by an auditing firm, accompanied by the notes to the financial statements, the report of the directors and the board of statutory auditors and the certification report of the auditing firm, to be made available within 210 (two hundred and ten) days after the end of the fiscal year to which the financial statements refer (ii) as well as, if any, the half-yearly report of the Borrower, possibly on a consolidated basis, accompanied by the related explanatory note, income statement and cash flow statement, signed by the legal representative of the Borrower and accompanied, if applicable, by a letter of validation (so-called "Limited Review") from the auditing firm, to be made available within 90 (ninety) days from the end of each half-year.

"Material Adverse Effect": indicates the consequences of any event that has occurred that may significantly impair:

(a)            The asset, financial or operational situation of the Borrower and/or the Group considered as a whole; or

(b)            The ability of the Borrower to meet its payment obligations set forth in the Contract Documents taking into account the contractually stipulated deadlines; and

(c)            The effectiveness of the Contract Documents.

"Euribor": means the 1-month, 3-month or 6-month Euribor rate, depending on the Terms of a Drawdown , at the quotation offered and disseminated at, or about, 11:00 a.m. (Brussels time) on the Quotation Day, on page EURIBQR01 of the Reuters circuit (or such other service provider's page as may replace it in the future, including of other service provider that may replace Reuters) showing the rate administered by the European Money Markets Institute (or by other authority or body that may replace it in the future) for the Euro in respect of such time period.

In the event that the Interest Rate applicable to a given Drawdown Duration, as a result of a negative Euribor Benchmark reading, is less than zero, such Interest Rate shall, limited to such Drawdown Duration, be assigned a value of zero

In the event that Euribor is not detected or published, on any Quotation Day, the Bank will request the Reference Banks to provide their alternative Euribor quotation. If two or more Reference Banks provide the Bank with such an alternative quotation, the Interest Rate, for that Drawdown Duration, shall be equal to the arithmetic mean of those quotations, eliminating the highest and lowest quotation (except in the case where only two quotations have been received), added to the Margin.

If, on any Quotation Day, Euribor is not quoted or published and fewer than two Reference Banks provide the alternative quotation, the interest rate applicable to the Financing, for that Drawdown Duration, shall be equal to the last published Euribor, plus the Margin, unless the absence of quotation is due to an Event of Permanent Absence of Quotation. In the case of Event of Permanent Absence of Quotation, the Bank will use, in place of Euribor, the Replacement Reference Rate. In the absence of the Replacement Reference Rate, the Bank will use a fixed rate equal to the latest available Mid-Swap Rate, subject to the Bank's ability to make an Adjustment in this case.

"Material Adverse Event": means any event or circumstance having a Material Adverse Effect.

"Material Event" means any of the events listed in Article 11.

"Quotation Day": means the day on which the Bank will survey the Benchmark for the purpose of determining the interest rate, i.e., the 2nd (second) previous Business Day:

(A)            the date of disbursement; i.e.

(B)            the effective date of a new Interest Period (meaning, for the purpose of detecting the Benchmark, the effective date of the previous Interest Period) provided that, if such date does not fall on a Business Day, reference shall be made to (i) the first Business Day immediately following such date or (ii) the Business Day immediately preceding such date, if the first Business Day immediately following such date falls in the following calendar month.

"Business Day" means any day (excluding Saturdays and Sundays) on which banks operating in the Rome and Milan markets are open for the conduct of their normal business. Also excluded from the SOFR survey are the days that the "Securities Industry and Financial Markets Association" (or the body that would replace it) recommends that its members remain closed for the entire day and the days on which banks operating on the New York Stock Exchange are closed.

"Group": jointly means the Borrower and other companies directly or indirectly controlled by the Borrower and falling within the scope of consolidation of the Borrower's financial statements.

"Financial Debt": means any indebtedness related to: (1) loans and borrowings of any kind made under any technical form; (2) bonds and notes issued in any form or other financial instruments of a similar nature; (3) finance leases; (4) assignments of receivables and discounting transactions (with the exception of assignments of receivables without recourse) (5) derivative transactions having a non-speculative nature (for this purpose, the mark-to-market value of the derivative shall be considered as the value of the transaction); (6) any counter-guarantee or indemnity given in connection with guarantees, bonds, letters of credit, or other similar instruments issued by a bank, financial intermediary, or insurance company; or (7) any guarantee, indemnity, or similar commitment in connection with any of the items in numbers (1) through (6) above. "Tax Indemnity" means a payment made by the Borrower to the Bank in respect of a Withholding Tax or an indemnity relating to a Tax under the Contract Documents.

"Bankruptcy Law": means Royal Decree No. 267 of March 16, 1942, as subsequently amended and supplemented.

"Laws": means all primary and secondary rules, ordinances, decrees, regulations, municipal statutes, judgments, decisions, orders, awards, judicial, arbitral, administrative, ministerial, or regulatory measures, or any other provision binding on or having effect on the person against which this word is used; and "Law" means each of them.

"Margin: Compared with the EURIBOR Benchmark: indicates 0.60 percentage points per year. Compared with the SOFR Benchmark: indicates 0.85 percentage points per year.

"Equity" indicates:

(a)            Share capital and available reserves;

(b)            Shareholder loans, provided they are fully subordinated and postponed, in principal, interest and any other amount due under any title, to the Financing; and

(c)            non-repayable, capital and future capital increase payments provided that, in each case, they are not repayable to shareholders before the Financing is fully repaid.

"Mid-Swap Screen Page" means the Reuters circuit page "ICESWAP1," or such other page as may be substituted for the service, or such other information service as may be designated by the entity providing or promoting such information, for the purpose of showing equivalent or comparable rates in relation to the Mid-Swap Rate for the period. If the relevant page is replaced or cancelled, the Bank will notify another page or service that provides the relevant rate.

"FATCA Regulations" means.

(a)            Sections 1471 to 1474 of the Code or any related official rules or regulations;

(b)            any official treaty, law, regulation or legislation implemented in any other jurisdiction, or relating to a

Intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the regulations specified in paragraph (a) above; and

(c)	any agreement entered into with the United States Internal Revenue Service, the government of the United States of America, or any governmental or taxing authority present in any other jurisdiction as a result of the implementation of the regulations set forth in paragraph (a) or (b) above.

"Benchmark": means, as the case may be, Euribor or, in the case of disbursement of a Drawdown in USD currency, the SOFR.

"Availability Period" means the period of time between the Signing Date and the date that falls one month before the Final Maturity Date.

"Drawdown Duration" means a period, at the option of the Borrower in the relevant Utilization Request or Renewal Request of 1 (one), 3 (three) or 6 (six) months commencing on the relevant Utilization Date (excluded) of a Drawdown and ending on the Drawdown Maturity Date (included).

"Reference Period": means the period of 12 (twelve) months preceding the Reference Date, or, in the case of semi-annual survey, means the period of 6 (six) months preceding the Reference Date.

"Accounting Standards" means: (i) the legal standards, as applicable from time to time, regarding the preparation of financial statements as supplemented by the National Council of Accountants, the documents issued by the QIC (Organismo Italiano di Contabilità); or, at the discretion of the Borrower (ii) the international accounting standards referred to as International Accounting Standards or International Financial Reporting Standards (as applicable) as adopted by the international accounting standardization body, the International Accounting Standards Board (IASB).

"Insolvency Proceedings": means (i) bankruptcy or other insolvency proceedings, including but not limited to, composition with creditors, arrangement with creditors, compulsory liquidation and extraordinary administration of large insolvent companies, debt restructuring agreements and reorganization plans referred to in Article 182 bis and 67, third paragraph, letter (d) of the Bankruptcy Law, and (ii) insolvency proceedings under foreign regulations having similar purposes and/or effects to the proceedings provided for in (i) above.

"Intellectual and Industrial Property: means ownership or use rights in trademarks (registered and unregistered), distinctive signs, firms, company names or business names, Internet domain names, works, computer programs, designs, slogans, patents (including any patent application), copyrights and related rights, database rights, industrial and trade secrets, confidential information, industrial, commercial and technical information, know-how, formulas, algorithms, models, ornamental designs, methodologies and any other similar intellectual and industrial property rights, whether registered or unregistered. "FATCA Withholding" means a withholding, deduction, or deduction provided for under the FATCA Regulations in connection with a payment due under the Contract Documents.

"Withholding Tax": means any withholding, deduction, deduction or withholding outright or on account in respect of a Fee or other payment to governmental or other public authority, imposed by the law of any jurisdiction, other than a FATCA Withholding.

"Sanctions": means any economic or trade sanction or restrictive measure promulgated, administered, enforced, imposed or enforced by the ”Office of Foreign Assets Control" (OFAC) of the United States Department of the Treasury, the United States Department of State, the United Nations Security Council and/or the European Union and/or the French Republic and/or the Republic of Italy and/or the United Kingdom Treasury Department or any other sanctions authority.

"Reference Shareholder" means Marino Golinelli & C. S.a.p a., a company incorporated under Italian law with its registered office in Bologna, Galleria Cavour No. 4, registered with the Bologna Companies Register at 03704150378.

"SOFR": means the 1-month, 3-month or 6-month SOFR rate, depending on the Terms of a Drawdown, at the quotation administered by the "CME Group Benchmark Administration Limited" (or such entity as may replace it) in respect of such period and published (prior to any correction, recalculation, republication by the administrator) by the "CME Group Benchmark Administration Limited' (or such entity as may replace it in publication) on the Quotation Day.

If the Interest Rate applicable to a given Drawdown Duration, as a result of a negative detection of the SOFR benchmark, is less than zero, it will be assigned, limited to that Drawdown Duration, a value of zero.

In the event of failure to record or publish the SOFR, on any Quotation Day, the applicable interest rate, portal Period of Duration of a Drawdown, shall be equal to the last published SOFR, plus the Margin, unless the absence of quotation is due to an Event of Permanent Absence of Quotation. In the case of Event of Permanent Absence of Quotation, the Bank, acting in good faith and in accordance with commonly accepted banking standards, will use, in lieu of the SOFR, a rate calculated on the basis of the cost to the Bank of procuring funds in the relevant currency in the interbank market, to which the Margin will be added.

"State of Insolvency" means the state of insolvency referred to in Article 5 of the Bankruptcy Law, as supplemented or amended by any subsequent measure, or the state of insolvency referred to in Article 3 of Legislative Decree No. 270 of July 8, 1999, as supplemented or amended by any subsequent measure.

"Fee": means, without limitation, any tax, duty, stamp duty, registration tax, withholding tax, fee or charge of any kind, present and future, however denominated (including, without limitation, related surcharges, supplements, sanctions, interest on arrears or penalties relating thereto).

"Mid-Swap Rate": means the ICE Swap Rate administered by ICE Benchmark Administration for Euro swaps, with a duration equal to or similar to the period commencing on the first day of the Drawdown Duration (inclusive), in respect of which the Bank has determined the occurrence of an Event of Permanent Absence of Quotation, on the Final Maturity Date (exclusive), which results from the Mid-Swap Screen Page at 11:00 a.m. (Brussels time) on the Quotation Day.

"Interest Rate": means the annual nominal interest rate applicable to the Financing, consisting of a fixed portion equal to the Margin and a variable portion depending on the Euribor rate, time to time applicable, for Drawdowns disbursed in Euro, or the SOFR rate, time to time applicable, for Drawdowns disbursed in USD.

"Late Payment Rate": means the default rate applicable to the Financing, equal to the Interest Rate plus 2 (two) percentage points.

"Replacement Reference Rate": means the alternative rate that is published, approved or recognized by the entity administering the Benchmark, central banks, monetary authorities or any similar institution or competent authority or any relevant committee or other entity established or authorized by them.

Once the Replacement Reference Rate is determined:

a.	in order to ensure the continuity of this Agreement and the provisions attached hereto, the Bank, after consultation with the Borrower, will determine any useful technical modifications and, where necessary, any Adjustments, required to make such Replacement Reference Rate relatable to the Benchmark. This determination is made by the Bank in good faith and according to commonly accepted banking standards;

b.	references to the relevant Benchmark in this agreement will be to refer to the Replacement Reference Rate;

c.	the Bank will notify the Borrower of the Replacement Reference Rate and the criteria described above in (a) as soon as reasonably practicable and, in any event, at least 10 Business Days prior to commencing to use the Replacement Reference Rate. In case of application of the Replacement Reference Rate, the provisions of Article 118 of Legislative Decree No. 385/1993 pertaining to the right of withdrawal of the Borrower will apply.

"TUIR": means Presidential Decree No. 917 of December 22, 1986, as amended and supplemented. "Encumbrances": means any encumbrance of a real nature, including (but not limited to) any security interest, usufruct, assignment by way of guarantee or other encumbrance of a similar nature relating to tangible or intangible assets and/or present and future credits (excluding any form of personal guarantee, as well as easements and other encumbrances in rem that do not appreciably limit the use of the asset) having the purpose or effect of constituting an asset as collateral in the interest of the constituent or third parties.

Annex 1 - DEFINITIONS OF FINANCIAL PARAMETERS.
Part two

"Net Financial Debt" means the difference between the amount resulting from the sum of the items under Article 2424 of the Civil Code, item Liabilities, letter D), numbers 1), 2), 3), 4), 5) (including leasing debts limited to the principal amount with the exclusion of interest), 8), 9), 10), 11) and 11-bis) (the latter four items limited to components of a financial nature) with the exclusion of any fully subordinated shareholder loans and bonds fully subordinated to the Bank's credit reasons in dependence of this loan agreement, and the amount resulting from the sum of the items referred to in the same Article 2424 of the Civil Code, item Assets, letter C, number III, item 6) (only if they are liquid securities and other instruments of temporary use of liquidity) and number IV, numbers 1), 2) and 3), calculated with respect to each Reference Period.

"EBITDA": means the difference between the value of production, determined by the sum of the items provided for in subparagraph (A) of Article 2425 of the Civil Code. - where the "other revenues and income" referred to in item 5 cannot include the use of equity reserves/funds - and the costs of production referred to in the same Article 2425 of the Civil Code, letter B), nos. 6), 7), 8), 9), 11) and 14), excluding in any case the costs related to the financial lease payments related to the assets used in leasing, calculated with regard to each Reference Period. Income and expenses of an exceptional/extraordinary nature highlighted in the "Notes" to the financial statements will be excluded.

"Shareholders' Equity": means the algebraic sum of the items referred to in Article 2424 of the Civil Code, item Liabilities, letter A), numbers I, II, III, IV, V, VI, VII, Vili, IX and X, fully subordinated shareholders' loans and fully subordinated bonds to the Bank's credit reasons under this loan agreement, calculated with respect to each Reference Period.

Annex 2 – CONDITIONS PRECEDENT

Conditions precedent to the disbursement of the first Drawdown

a)            The successful completion of the applicable "know - your - customer" procedure by the Bank;

b)            delivery to the Bank, at the Borrower's care and expense, of a copy, certified true to the original by an authorized signatory, of the Borrower's current bylaws and articles of incorporation;

c)            delivery to the Bank of copies of the corporate documents (therein expressly including, where applicable, the resolution of the Board of Directors) of the Borrower authorizing certain persons to sign such Contract Documents on behalf of the Borrower;

d)            delivery to the Bank of the Borrower's latest quarterly financial status report or, if not available, the Borrower's latest semi-annual report or, if not available, the Borrower's latest annual financial statements, in a copy certified true to the original by an authorized signatory of the Borrower;

e)            The successful payment of the Arrangement Fee;

f)            delivery to the Bank, at the Borrower's care and expense, of a certificate of vigor in original issued by the competent Chamber of Commerce (certificate of vigor) attesting to the non-existence of Insolvency Proceedings against the Borrower, bearing a date not earlier than 5 (five) Business Days from the date of disbursement.

g)            The truthfulness, accuracy, and completeness of the representations and warranties set forth in this agreement;

h)            the failure of a Material Event and/or a Material Adverse Event to occur.

Conditions precedent to the disbursement of each Drawdown or the renewal of each Drawdown

a)            The truthfulness, accuracy, and completeness of the representations and warranties set forth in this agreement;

b)            the failure of a Material Event and/or a Material Adverse Event to occur.

Annex 3 – COMPLIANCE CERTIFICATE

(On Borrower's letterhead)

Date:

To:

Banca Nazionale del Lavoro S.p.a.
Corporate Territorial Division
Via ____________

Dear Sirs,

We refer to the medium- to long-term loan agreement entered into on the date between National Bank del Lavoro S.p.A. and for a maximum total principal amount of up to Euro (the "Loan Agreement.").

Unless otherwise indicated, capitalized terms not expressly defined in this letter shall be used with the same meaning as respectively ascribed to them in the Loan Agreement. This letter constitutes a Compliance Certificate for the purposes of the Loan Agreement.

We confirm that as of the Reference Date of ____

(i) the ratio between _____ and _____ is equal to _____ ;

(ii) the ratio between _____ and _____ is equal to _____ ;

We confirm that as of today's date:

(a)            The Representations and Warranties are true, correct and not misleading; and

(b)            there is no Material Event

We also attach documentary evidence from which the details of the calculation of Financial Covenants are shown.

(authorized signatory of the Borrower)

Annex 4 - Part I
Template for Utilization Request

Date

To:

Banca Nazionale del Lavoro S.p.a.

[•]

Loan Agreement in the total amount of euro [-] dated [and] in favor of [and] (the "Agreement")

We refer to the Contract above. Terms used in this Utilization Request shall have the meanings ascribed to them in the Agreement.

We irrevocably request that you make available to us the Drawdown stated below by crediting the Bank Account:

Utilization Use: [e]

Amount: [•]

Currency: [Euro/USD]

Duration of a Chosen Drawdown: [•]

We confirm that:

(a)            Conditions Precedent have occurred since the date of this Utilization Request;

(b)            the representations and warranties made under the Agreement are complete, correct and true;

(c)            the use of the requested Drawdown will be directed to the Purpose;

(d)            no Material Event or Material Adverse Event occurred.

For and on behalf of

[Borrower]

Annex 4 - Part II
Renewal Request Template

Date

To:

Banca Nazionale del Lavoro S.p.a.

[•]

Loan Agreement in the total amount of euro [-] on [-] in favor of [-] (the "Agreement")

We refer to the Agreement above. Terms used in this Renewal Request have the meanings ascribed to them in the Agreement.

We irrevocably request you to renew the Drawdown of Euro/USD [-] made on [-], for Euro/USD [*]/for the full amount.

We confirm that Drawdown Duration chosen for renewal will be [-].

We confirm that:

(a)            Conditions Precedent have occurred since the date of this Renewal Request;

(b)            the representations and warranties made under the Agreement are complete, correct and true;

(c)            no Material Event or Material Adverse Event occurred.

For and on behalf of

[Borrower]

Should you agree with the foregoing, please kindly indicate your consent by transmitting it to us duly signed by your authorized representatives as a sign of full, irrevocable and unconditional acceptance.

Sincerely,

Banca Nazionale del Lavoro S.p.A.

Last name and first name of the signatory on behalf of the Bank:__________

Powers:_____________________________ by virtue of ________________

Banca Nazionale del Lavoro S.p.A.

Last name and first name of the signatory on behalf of the Bank:___________

Powers:                                    by virtue of ________________

As a sign of full, irrevocable and unconditional acceptance.

Sincerely,

/s/ Francesco Balestrieri

Alfasigma S.p.A.

Last name and first name of the signatory on behalf of the Borrower: Francis Balestrieri
Powers: Chief Executive Officer by virtue of Board Minutes of 10/28/2021